EXHIBIT 10(xxi)

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR EMPLOYEES OF THE BOEING COMPANY

(As Amended and Restated on June 30, 2003)

SECTION 1. PURPOSE OF THE PLAN.

The Supplemental Executive Retirement Plan for Employees of The Boeing Company is effective January 1, 1999. Its purpose is to provide retirement benefits to supplement the benefits provided by the Pension Value Plan, for a select group of management or highly compensated employees of The Boeing Company and its Affiliates or Subsidiaries who are participants in the Pension Value Plan. It is also designed to provide restoration and excess benefits to eligible employees of The Boeing Company and its Affiliates or Subsidiaries who are participants in the Pension Value Plan.

The adoption of the Plan is not intended to result in any duplication of benefits by awarding additional benefits for any period of service with the Company for which the participant is otherwise entitled to benefits under another non-qualified plan. The Committee will have sole and absolute discretion in determining whether an adjustment in benefits under this Plan is necessary to prevent a prohibited duplication of benefits.

SECTION 2. DEFINITIONS.

Except as otherwise specified in this Section, capitalized terms have the same meaning as provided for those terms under the Pension Value Plan.

Committee – means the Employee Benefit Plans Committee.

Company – means The Boeing Company, its successors in interest, and its Affiliates and Subsidiaries.

Compensation – means annualized base rate of pay.

Final Average Pay – means the greater of the following:

(a)	the highest five completed consecutive calendar years of Compensation divided by five, or

(b)

the daily Compensation received during the last 1,825 days before the participant’s Termination of Employment, divided by 1,825 and multiplied by 365 or, if a participant has less than 1,825 days between his or her Employment Commencement Date and his or her Termination of Employment, the Compensation received during that period divided by the number of days in that period and multiplied by 365.

For purposes of computing Final Average Pay, periods during an Authorized Period of Absence will be included as if the participant was compensated at the rate of pay he or she was receiving immediately before the Authorized Period of Absence, and February 29 and March 1 of any leap year shall be treated as one day.

Final Average Incentive Pay – means the sum of the highest five consecutive awards (or if five awards have not been made during the five year averaging period, all the awards) made under the Incentive Compensation Plan (including amounts awarded instead of cash and amounts not yet vested, but not including any accrued awards not yet made or awards made after the month in which a Termination of Employment occurs), divided by five.

Frozen Benefit – has the meaning given in Section 3.H.3.

Heritage Boeing Participant – means a participant who has a Heritage Benefit from The Boeing Company Employee Retirement Plan.

Heritage MDC Participant – means a participant who has a Heritage Benefit from the Employee Retirement Income Plan of McDonnell Douglas Corporation, Salaried Plan.

Heritage BNA Participant – means a participant who has a Heritage Benefit from the Boeing North American Retirement Plan.

Incentive Compensation Plan – means the Incentive Compensation Plan for Officers and Employees of The Boeing Company and Subsidiaries.

Offset Benefit – has the meaning given in Section 3.B.

PVP or Pension Value Plan – means The Pension Value Plan for Employees of The Boeing Company, The Boeing Company Pension Value Plan for Heritage MDC Employees and The Boeing Company Pension Value Plan, as amended from time to time.

Plan – means the Supplemental Executive Retirement Plan for Employees of The Boeing Company as herein set forth, together with any amendments that may be adopted.

Retirement Date – means the Retirement Date as defined in the PVP, or the Vested Termination Commencement Date.

Restoration and Excess Benefit – means the benefits provided by Section 4 of this Plan.

Supplemental Benefit – means the benefits provided by Section 3 of this Plan.

Target Benefit – has the meaning given in Section 3.B.

Total Average Compensation – means Final Average Pay plus Final Average Incentive Pay, with the result divided by twelve. Total Average Compensation for a participant who ceased to be on the E-series payroll before January I, 1999 will be determined as of January 1, 1999. Total Average Compensation for a participant who ceases to be on the E-series payroll on or after January 1, 1999 will be determined as of the date the participant first ceases to be on the E-series payroll.

SECTION 3. THE SUPPLEMENTAL BENEFIT.

A.	Eligibility and Participation.

An Employee will be eligible for the Supplemental Benefit if the Employee either (1) is on the E-series payroll on or after January 1, 1999, or (2) was a participant in the Supplemental Retirement Plan for Executives of The Boeing Company as of December 31, 1998 and as of January 1, 1999 was (a) on an Authorized Period of Absence from the E-Series payroll, (b) on a layoff (bridging period) from the E-series payroll that began on or after January 1, 1996, or (c) on the management payroll but had been on the E-series payroll for some period on or after January 1, 1989.

An Employee who retires on January 1, 1999 is not eligible to participate in the Plan.

An Employee eligible to participate in the Plan will become a participant on the later of (1) the date the Employee satisfies the eligibility conditions or (2) the date the Employee becomes a participant in the PVP.

If a participant remains actively employed by the Company, but is no longer on the E-series payroll, the Target Benefit will remain frozen as of the later of January 1, 1999 or the date the participant was removed from the E-series payroll.

B.	Amount of Supplemental Benefit.

Except as otherwise provided in Section H, the Supplemental Benefit payable to a participant retiring at his or her Normal Retirement Date is a monthly amount equal to (1) minus (2) below, provided that the monthly Supplemental Benefit shall not be less than zero.

(1)	the greater of the following:

(a) the Target Benefit – a monthly amount equal to 1.6% multiplied by the participant’s Benefit Service multiplied by the participant’s Total Average Compensation, less any reduction required by Section 3.H.4., or

(b) the Frozen Benefit, as described in Section 3.H.3., if applicable,

provided, however, that the amount determined under this Section 3.B.(1) shall not exceed the participant’s Compensation at Termination of Employment divided by twelve.

(2)

the Offset Benefit – a monthly amount equal to the benefits payable to or on account of the participant under the PVP without regard to the limits provided under Code Sections 415 and 401(a)(17), adjusted to reflect payment at the participant’s Retirement Date as a Single Life Annuity according to the provisions of the PVP.

If the participant retires after his or her Normal Retirement Date, calculation of the Target Benefit will include Compensation and Benefit Service attained before and after the Normal Retirement Date, and the Offset Benefit will be adjusted to reflect the late retirement according to the provisions of the PVP.

C.	Early Retirement Benefits and Vested Retirement Benefits.

Subject to the reductions described below, a participant will be entitled to retire and commence benefits before his or her Normal Retirement Date in accordance with the provisions of the PVP governing early retirement benefits and vested retirement benefits.

If the participant retires directly from active employment with the Company and commences benefits before his or her Normal Retirement Date, the Target Benefit will be reduced by  1/4% for each month that the participant’s Retirement Date precedes the participant’s sixty-second birthday. The Offset Benefit will be adjusted to reflect the early retirement according to the provisions of the PVP.

If the participant terminates employment with a vested Supplemental Benefit and commences benefits before his or her Normal Retirement Date, the Target Benefit will be reduced by  1/2% for each month that the participant’s benefit commencement date precedes the participant’s sixty-fifth birthday. The Offset Benefit will be adjusted to reflect the participant’s early commencement of benefits according to the provisions of the PVP.

D.	Disability Retirement Benefits.

A participant who is on an approved medical leave of absence on or before April 1, 2003 and who otherwise meets the eligibility requirements for a Disability Retirement Date under the PVP on or before December 1, 2004 will be entitled to a disability retirement benefit equal to his unreduced Supplemental Benefit in accordance with the provisions of the PVP governing disability retirement benefits. The participant will receive the disability retirement benefit under this Plan when and only when the participant receives disability retirement benefits under the PVP.

E.	Vesting and Forfeiture.

No Supplemental Benefit shall be payable to a participant until such participant is vested in such Supplemental Benefit. A participant will vest 100% in his Supplemental Benefit at the later of the following: (1) the date the participant vests 100% in retirement benefits provided under the PVP, or (2) the date the participant has been on the E-series payroll for a period of 36 consecutive months. For these purposes, an Authorized Period of Absence from the E-series payroll will count as a period on the E-series payroll.

Any Participant who is on the E-series payroll on January 1, 1999 or was a participant in the Supplemental Retirement Plan for Executives of The Boeing Company as of December 31, 1998, will be 100% vested in his or her Supplemental Benefit if he or she is vested in his or her benefits under the PVP. A participant will also be 100% vested if he or she dies before benefits commence with a surviving spouse or becomes eligible for a disability retirement benefit, but only if he or she has vested in his or her benefits under the PVP.

If a participant retires or terminates employment before vesting in the Supplemental Benefit, the participant will forfeit all rights to a Supplemental Benefit. For purposes of aggregating service upon rehire or return from layoff, the rules of the PVP will apply, provided that service before and after a Severance from Service Date will not be aggregated for purposes of determining the 36 consecutive months on the E-series payroll.

The Committee may determine, in its sole discretion, that a participant will forfeit any part or all of his or her Supplemental Benefit (whether or not vested) in either of the following circumstances:

(1)	the participant is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts committed against the Company or against the Company’s interests; or

(2)

the participant engages in an activity, whether individually or as an employee, consultant or otherwise, which the Committee determines to be in competition with any significant aspect of the Company’s business.

The forfeiture provisions will continue to apply until all Supplemental Benefits have been paid, unless and to the extent modified by a court of competent jurisdiction.

F.	Payment of Benefits.

A participant’s Supplemental Benefit will commence at the same time as the participant begins to receive benefits under the PVP.

1.	Late Retirement

If a participant continues to work for the Company or its Affiliates or Subsidiaries after the participant’s Age 70 1/2 Distribution Date, the Supplemental Benefit will be paid in the form of a Single Life Annuity until the participant’s Late Retirement Date.

2.	Retirement

The provisions of this Section 3.F.2. shall apply upon the Participant’s Retirement Date. The Supplemental Benefit will be paid in the form of a Single Life Annuity unless the participant, with the consent of the Committee (which may be given or withheld for any reason), elects otherwise. The participant may, in accordance with the provisions of the PVP, elect either a Surviving Spouse Option (provided that the joint annuitant must be the participant’s spouse) or a Life and Ten Year Certain Option. Before the Participant’s Retirement Date, the participant may also change any election previously made. The participant’s form of benefit payment need not match any election the participant has made under the PVP. If the present value of the Supplemental Benefit at the date benefits are to commence is $10,000 or less, determined according to the rules governing involuntary cash outs under the PVP, then the benefit will be paid in the form of a lump sum payment.

If the participant receives his or her benefit as a Surviving Spouse Option and survives his or her spouse, the participant’s monthly payment will increase, commencing at the spouse’s death, to equal the monthly payment the participant would have received had he or she elected a Single Life Annuity.

G.	Death Benefits.

If a participant dies before benefits commence under the Plan, a death benefit based upon the participant’s accrued Supplemental Benefit at the time of death will be payable to his or her surviving spouse in accordance with the provisions of the PVP. No death benefit will be payable to a non-spouse.

If the present value of the death benefit at the participant’s death is $10,000 or less, determined according to the rules governing involuntary cash outs under the PVP, then the benefit will be paid in the form of a lump sum payment.

If the surviving spouse dies while receiving benefit payments, no further payments will be made to his or her estate or beneficiaries. If the participant dies after his or her benefits commence, benefits will be paid in accordance with the participant’s election as to the form of benefit.

H.	Transfers.

Effective January 1, 1999, certain participants in certain of the qualified plans sponsored by the Company and its Affiliates or Subsidiaries were transferred from those qualified plans to the PVP. In addition, effective July 1, 1999, certain participants in the Boeing North American Retirement Plan were transferred from that plan to the PVP. In conjunction with the transfer to the PVP, those participants were also transferred from various non-qualified plans in which they participated into this Plan. As of October 5, 2000, certain participants in The Times Mirror Pension Plan became participants in the PVP.

The following provisions are intended to insure that no benefits were lost as a result of transfers into this Plan or otherwise. These provisions are not intended to result in any duplication of benefits by awarding additional benefits for any period of service with the Company for which the participant is otherwise entitled to benefits under another non-qualified plan.

1.	Final Average Pay

For Heritage Boeing and Heritage MDC Participants, Final Average Pay will equal the greater of (1) Final Average Pay as defined in Section 2, or (2) the following amount as calculated solely for the period ending January 1, 1999:

(a)

For Heritage Boeing Participants, the portion of Final Average Monthly Total Earnings as defined in the Supplemental Retirement Plan for Executives of The Boeing Company, determined by reference to Final Average Monthly Earnings as defined in The Boeing Company Employee Retirement Plan, multiplied by twelve;

(b)

For Heritage MDC Participants, the portion of Average Monthly Salary as defined in the Employee Retirement Income Plan of McDonnell Douglas Corporation, Salaried Plan determined without inclusion of any payments of incentive compensation awards and without regard to any compensation limits under the Code, multiplied by twelve.

2.	Final Average Incentive Pay

For Heritage Boeing and Heritage MDC Participants, Final Average Incentive Pay will equal the greater of (1) Final Average Incentive Pay as defined in Section 2, or (2) the following amount as calculated solely for the period ending January 1, 1999:

(a)

For Heritage Boeing Participants, the portion of Final Average Monthly Total Earnings as defined in the Supplemental Retirement Plan for Executives of The Boeing Company, determined by reference to awards under the Incentive Compensation Plan, multiplied by twelve;

(b)

For Heritage MDC Participants, the portion of Average Monthly Salary as defined in the Employee Retirement Income Plan of McDonnell Douglas Corporation, Salaried Plan determined by reference to incentive compensation awards of such participants, multiplied by twelve.

For Heritage Boeing Participants retiring during February or March 1999, this section will be applicable through such participant’s Retirement Date, so that the Final Average Incentive Pay calculated under (a) above will include awards made in 1999 under the Incentive Compensation Plan.

3.	Frozen Benefit

For a Heritage Boeing Participant, the Frozen Benefit will be the participant’s benefits under the Supplemental Retirement Plan for Executives of The Boeing Company determined as of January 1, 1999, adjusted according to the provisions of the PVP for commencement of benefits on the participant’s Retirement Date and for payment in the form of a Single Life Annuity.

For a participant on the E-series payroll as of July 1, 1999 who was eligible to retire from the Boeing North American Retirement Plan as of June 30, 1999, that participant’s Frozen Benefit as of June 30, 1999 will equal the Target Benefit (as defined in Section 3.B.) as of June 30, 1999 plus the participant’s benefit under the Boeing North American Retirement Plan and Boeing North American non-qualified plans as of June 30, 1999, all adjusted according to the provisions of the PVP for commencement of benefits on June 30, 1999 and for payment in the form of a Single Life Annuity.

4.	Target Benefit

For Heritage BNA Participants, the Target Benefit shall be reduced by any benefit received under Section 4.B. as a restoration benefit for the failure to include deferred bonus payments as compensation under the Boeing North America Retirement Plan, adjusted to reflect payment at the participant’s Retirement Date as a Single Life Annuity according to the provisions of the PVP.

5.	Times Mirror Indexing Benefit

As the result of the Company’s acquisition of Jeppesen Sanderson, Inc., its two subsidiaries (Jeppesen DataPlan, Inc. and Nobeltec Corporation), and Airspace Safety Analysis Corporation (“ASAC”), certain participants in the PVP were provided a Jeppesen/ASAC Indexing Benefit, but no Benefit Service was provided for Periods of Service prior to October 5, 2000. Notwithstanding Section 3.B., the calculation of the Offset Benefit under this Plan shall not include the Jeppesen/ASAC Indexing Benefit.

SECTION 4. THE RESTORATION AND EXCESS BENEFITS.

A.	Eligibility.

An Employee will be eligible for a Restoration and Excess Benefit if the Employee is entitled to a benefit from the PVP and such benefit is limited by Code Sections 415 and/or 401(a)(17).

B.	Amount of Restoration and Excess Benefits.

A participant’s Restoration and Excess Benefit is equal to the participant’s benefits under the PVP determined without regard to the limitations under Code Sections 415 and 401(a)(17), reduced (but not below zero) by any benefit payable to or on account of the participant under the PVP.

For Heritage BNA Participants, the Restoration and Excess Benefit shall also include any benefit accrued as of June 30, 1999 under the Unfunded Supplemental Deferred Compensation Plan for Employees who are Participating in the Rockwell International Deferred Compensation Plan due to the failure to include deferred bonuses as compensation under the Boeing North American Retirement Plan, indexed after June 30, 1999 for increases in compensation in accordance with the provisions governing the participant’s Heritage Benefit under the PVP.

The Restoration and Excess Benefit is not intended to duplicate any similarly determined benefit under any other non-qualified plan.

C.	Adjustments for Retirement Dates other than the Normal Retirement Date.

The Restoration and Excess Benefit will be adjusted for a participant’s Retirement Date that is not his or her Normal Retirement Date according to the same rules governing such adjustments under the PVP.

D.	Vesting and Forfeiture.

The Restoration and Excess Benefit will vest and be forfeited according to the same rules governing vesting and forfeitures under the PVP, provided that the provisions of Section 3.E. governing forfeiture of the Supplemental Benefit due to commission of a felony against or competition with the Company, will also be applicable to the Restoration and Excess Benefit.

E.	Payment of Benefit.

The Restoration and Excess Benefit will be paid at the same time and in the same form that the participant has elected under the PVP, unless the Committee, in its sole discretion, elects another form of payment provided under the PVP. If the participant is paid his or her benefit under the PVP as an involuntary cashout under the provisions of the PVP, the participant will receive the Restoration and Excess Benefit in the form of a lump sum payment.

F.	Death Benefit.

Death benefits based upon the participant’s accrued Restoration and Excess Benefit at the time of his or her death will be payable in the manner and under the rules provided in the PVP.

SECTION 5. NONASSIGNABILITY.

Except as otherwise provided herein, the Supplemental Benefit and the Restoration and Excess Benefit shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, charge, execution, attachment, garnishment or any other legal process. Any attempt to take any such action shall be void and shall authorize the Committee, in its sole and absolute discretion, to forfeit all further right and interest in any benefit under this Plan. The Committee may, however, recognize domestic relations orders, subject to the same rules and procedures governing qualified domestic relations orders under the PVP, and provided that any benefits transferred due to such domestic relations order shall reduce any benefits to which the participant would otherwise be entitled under this Plan. In addition, the Supplemental Benefit and/or the Restoration and Excess Benefit may be reduced by the amount of any tax obligation paid by the Company, its Affiliates or Subsidiaries on behalf of a participant or surviving spouse if the participant or surviving spouse fails to reimburse the Company or an Affiliate or Subsidiary for such obligation.

SECTION 6. FUNDING.

The Plan shall be unfunded, and all benefits provided under the Plan will be paid only from the general assets of the Company. The Plan constitutes a mere promise by the Company to make future benefit payments pursuant to the terms of the Plan. No participant or beneficiary will have any rights to any Plan benefits except as a general, unsecured creditor of the Company.

SECTION 7. ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall make such rules, interpretations, determinations of fact and computations as it may, in its sole and absolute discretion, deem appropriate. Any decision of the Committee with respect to the Plan, including (without limitation) any calculation of a benefit, shall be conclusive and binding on all persons.

SECTION 8. AMENDMENT AND TERMINATION.

The Board of Directors of The Boeing Company shall have the authority to amend or terminate the Plan at any time. The Board of Directors of The Boeing Company may delegate the authority to amend the Plan at any time, in its sole discretion. Such amendment or termination shall not adversely affect or impair the benefit entitlements in course of payment to retired employees and surviving spouses, the contingent rights to the continuance of benefit payments of the spouses of retired employees named as joint annuitants, or the accrued benefit as defined in this Section of all eligible employees then in the employ of the Company.

For the purpose of this section, an accrued benefit will be determined for each eligible employee in accordance with the provisions of Sections 3 and 4 but based on Benefit Service, Total Average Compensation, Compensation and the accrued benefit provided by the PVP, all determined as of the effective date of the amendment or termination. Payment of benefits based on such an accrued benefit will be made in accordance with the terms of this Plan to the employee if he or she retires under the PVP, or to his or her surviving spouse if he or she dies while in the employ of the Company and leaves a spouse eligible for a pre-retirement survivor’s annuity under the PVP.

SECTION 9. DISTINCT STATUS OF PLANS.

For purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, the Plan shall consist of the following three distinct employee benefit plans: (1) a plan granting the Supplemental Benefit; (2) a plan granting the portion of the Restoration and Excess Benefit determined by disregarding the limitations imposed by Section 415 of the Code; and (3) a plan granting the portion of the Restoration and Excess Benefit determined by disregarding the limitations imposed by Section 401(a)(17) of the Code.

SECTION 10. EMPLOYMENT RIGHTS.

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person’s employment with or without cause.

SECTION 11. CLAIMS PROCEDURE.

The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the PVP.